Exhibit 3.19

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 01:30 PM 08/22/1991
731234012 – 2271752

CERTIFICATE OF INCORPORATION

OF

BALLY GAMING INTERNATIONAL, INC.

FIRST:                                                        The name of the Corporation is Bally Gaming International, Inc.

SECOND:                                         The address of its registered office in the State of Delaware is No. 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD:                                                   The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:

A.                                    General Authorization. The aggregate number of shares of capital stock which the Corporation is authorized to issue is Thirty-five Million (35,000,000) shares, consisting of:

1.                                      Thirty Million (30,000,000) shares of common stock having a par value of one cent ($.01) per share; and

2.                                      Five Million (5,000,000) shares of preferred stock having a par value of one cent ($.01) per share.

B.                                    Preferred Stock.

1.                                      The preferred stock shall rank senior to the common stock as to dividends and upon liquidation. The Board of Directors of the Corporation (hereinafter in Article FOURTH referred to as the “Board”), is authorized, subject to limitations prescribed by law and the provisions of this subsection B, to provide by resolution or resolutions for the issuance of the preferred shares in series, to establish the number of shares to be included in each such series, and to fix the designations, preferences and relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, applicable to the shares of each series. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a)                                 The number of shares constituting that series and the distinctive designation of that series;

(b)                                 The dividend rate on the shares of that series, whether dividends shall be cumulative and the date or dates, if any, from which dividends thereon shall be cumulative;

(c)                                  The voting powers, if any, of the shares of that series;

(d)                                 Whether that series shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustments in such events as the Board shall determine;

(e)                                  Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f)                                   The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(g)                                  Whether shares of that series shall be entitled to the benefit of sinking fund provisions and, if so, upon what terms and conditions; and

(h)                                 Generally to fix the other rights and privileges and any qualifications, limitations or restrictions of such rights and privileges of that series, provided, however, that no such rights, privileges, qualifications, limitations or restrictions shall be in conflict with the Certificate of Incorporation of the Corporation or with the resolution or resolutions adopted by the Board, as hereinabove provided, providing for the issue of any series for which there are shares then outstanding.

2.                                      Dividends on outstanding preferred shares shall be declared and paid, or set apart for payment, before any dividends shall be declared and paid, or set apart for payment, on the outstanding shares of common stock with respect to the same dividend period. The Board may, in establishing any series of preferred stock, provide further limitations on the payment of dividends on the common stock while any dividends on shares of preferred stock are accrued and unpaid.

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3.                                      No holder of preferred shares of any series, irrespective of any voting or other rights of such shares of such series, shall have, as such holder, any preemptive right to purchase any other shares of the Corporation or any securities convertible into or entitling the holder to purchase such other shares.

C.                                    Common Stock. Each share of common stock shall be equal to every other share of common stock in every respect. Subject to the additional voting rights, if any, which may vest in holders of the preferred stock under the provisions of any resolution or resolutions adopted by the Board providing for the issue of any series of preferred stock, the shares of common stock shall entitle the holders thereof to one vote for each share upon all matters upon which the stockholders have the right to vote.

D.                                    Provisions Relating to All Classes of Stock. The Corporation may issue shares of its preferred stock or common stock from time to time for such consideration (not less than the par value thereof) as may be fixed from time to time by the Board. Any and all shares so issued, for which such consideration has been paid or delivered to the Corporation, shall be deemed fully paid shares and shall not be liable to any further call or assessments thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

FIFTH:

A.                                    Except as is otherwise expressly provided in this Certificate of Incorporation or in instruments containing the terms of the Corporation’s securities, which instruments have been approved by the Nevada Gaming Commission (“Nevada Commission”), if required, and the New Jersey Casino Control Commission (“New Jersey Commission”), if required, and so long as the Corporation remains either a “holding company” or an “intermediary company” (as those terms or equivalent terms are or may be defined under the Nevada Gaming Control Act (“Nevada Act”) and the New Jersey Casino Control Act (“New Jersey Act”)) of the holder of a gaming or casino license in either Nevada or New Jersey, all securities of the Corporation shall be held subject to the requirement of the Nevada Act and the New Jersey Act that if a holder thereof is found to be unsuitable pursuant to the Nevada Act by the Nevada Commission or is found to be disqualified pursuant to the New Jersey Act by the New Jersey Commission, such holder shall dispose of his securities in the Corporation promptly after such holder’s receipt of written notice of his unsuitability or disqualification. Promptly following its receipt of notice from the Nevada Commission or the New Jersey Commission (the “Notice Date”), the Corporation shall either deliver such written notice personally to the unsuitable or disqualified holder or shall mail it to such holder by certified mail, return receipt requested, to the address shown on the Corporation’s books and records. If any unsuitable or disqualified holder fails to dispose of his securities within one hundred twenty (120) days following such holder’s receipt of written notice of his unsuitability or

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disqualification, (i) such securities shall always be subject to redemption by the Corporation, by action of the Board of Directors, if in the judgment of the Board of Directors such action should be taken, pursuant to Section 151(b) of the General Corporation Law of Delaware or any other applicable provision of law, to the extent necessary to prevent the loss or secure the reinstatement of any government-issued license or franchise held by the Corporation or any Subsidiary to conduct any portion of the business of the Corporation or such Subsidiary, which license or franchise is conditioned upon some or all of the holders of the Corporation’s securities possessing prescribed qualifications, and (ii) such unsuitable or disqualified holder shall indemnify the Corporation for any and all direct or indirect costs, including attorneys’ fees, incurred by the Corporation as a result of such holder’s continuing ownership or failure to divest promptly.

B.                                    Commencing on the date the Nevada Commission or the New Jersey Commission serves notice upon the Corporation of the determination of unsuitability or disqualification, it shall be unlawful pursuant to the Nevada Act and the New Jersey Act for the unsuitable or disqualified holder (i) to receive any dividends or interest upon his securities in the Corporation; (ii) to exercise, directly or through any trustee or nominee, any right conferred by such securities; or (iii) to receive any remuneration in any form from the Corporation for services rendered or otherwise.

C.                                    The redemption price of any securities to be redeemed pursuant to this Article FIFTH shall be equal to the lesser of (i) the holder’s original purchase price for the securities or (ii) the lowest closing sale price of the securities between the Notice Date and the date one hundred twenty (120) days after the Notice Date.

D.                                    For purposes of this Article FIFTH, the term “Subsidiary” means any entity of which this Corporation is deemed to be a “holding company” or an “intermediary company” as those terms or equivalent terms are or may be defined under the Nevada Act and the New Jersey Act.

SIXTH:                                                     The name and mailing address of the Incorporator is as follows:

NAME	MAILING ADDRESS

ACFB Incorporated	1100 Citizens Building
850 Euclid Avenue
Cleveland, Ohio 44114

SEVENTH:                                 The Corporation is to have a perpetual existence.

EIGHTH:                                          In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

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To make, alter or repeal the by-laws of the Corporation.

To authorize and cause to be executed mortgages and liens upon the real property of the Corporation.

To direct and determine the use and disposition of any annual net profits or net assets in excess of capital; to set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose; and to abolish any such reserve in the manner in which it was created.

To establish bonus, profit-sharing, stock option, retirement or other types of incentive or compensation plans for the employees (including officers and directors) of the Corporation and to fix the amount of the profits to be distributed or shared and to determine the persons to participate in any such plans and the amounts of their respective participation.

By a majority of the whole Board, to designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The by-laws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, or in the by-laws of the Corporation, shall have and may exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the by-laws of the Corporation; and unless the resolution or by-laws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist, in whole or in part, of money or property, including shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interests of the Corporation.

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NINTH:                                                   Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

TENTH:                                                 Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

ELEVENTH:                        Whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action by any provision of the General Corporation Law of Delaware, the meeting and vote of stockholders may be dispensed with if the holders of stock having not less than the minimum percentage of the vote required by statute for the proposed corporate action shall consent in writing to such corporate action being taken, provided that prompt notice must be given to all stockholders of the taking of such corporate action without a meeting and by less than unanimous written consent.

TWELFTH:                               In the absence of fraud, no contract or other transaction between the Corporation and any other corporation, and no act of the Corporation, shall in any way be invalidated or otherwise affected by the fact that any one or more of the directors of the Corporation are pecuniarily or otherwise interested in, or are directors or officers of, such other corporation. Any director of the Corporation individually, or any firm or association of which any director may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, provided that the fact that he individually or such firm or association is so interested shall be disclosed or shall have been known to the Board of Directors of the Corporation or a majority thereof; and any director of the Corporation, who is also a director or officer of such other corporation or who is so interested, may be counted in determining the existence of a quorum at any

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meeting of the Board of Directors or of any committee of the Corporation which shall authorize any such contract or transaction and may vote thereat to authorize any such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or not so interested. Any contract, transaction or act of the Corporation or of the directors of any committee which shall be ratified by a majority of a quorum of the stockholders having voting powers at any annual meeting, or at any special meeting called for such purpose, shall, so far as permitted by law and by this Certificate of Incorporation, be as valid and as binding as though ratified by every stockholder of the Corporation.

THIRTEENTH:         No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitations on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this Article shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

FOURTEENTH:

A.                                    Each person who was or is made a party to or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure

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to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in subsection B of this Article, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

B.                                    If a claim under subsection A of this Article is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

C.                                    The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter

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acquire under any statute, provision of this Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

D.                                    The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

E.                                     As used in this Article, references to “the Corporation” shall include, in addition to the resulting or surviving corporation, any constituent corporation absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees and agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

F.                                      If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee and agent of the Corporation as to expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including a grand jury proceeding and an action by the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated or by any other applicable law.

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FIFTEENTH:                      The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

THE UNDERSIGNED, being the Incorporator hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is its act and deed and the facts herein stated are true, and accordingly has hereunto set its hand this 22nd day of August, 1991.

ACFB INCORPORATED
ATTEST:		Incorporator

By:	/s/ Mary P. Heinrichs	By:	/s/ Charles R. Schaefer
	Mary P. Heinrichs, Assistant Secretary		Charles R. Schaefer, Vice President

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STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 01/26/1993
930265219 – 2271752

CERTIFICATE OF DESIGNATION OF THE VOTING POWERS,

DESIGNATION, PREFERENCES AND RELATIVE, PARTICIPATING,

OPTIONAL OR OTHER SPECIAL RIGHTS AND QUALIFICATIONS,

LIMITATIONS AND RESTRICTIONS OF THE SERIES A

JUNIOR PREFERRED STOCK

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

We, Gary J. Simpson, senior Vice President, Chief Financial Officer and Treasurer, and John M. Garner, Assistant Secretary and Assistant Treasurer, of BALLY GAMING INTERNATIONAL, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), DO HEREBY CERTIFY:

That, pursuant to authority conferred upon the Board of Directors of the Company by its Certificate of Incorporation (the “Certificate”), and, pursuant to the provisions of Section 151 of the General Corporation Law of the state of Delaware, said Board of Directors, at a duly called meeting held on January 19, 1993, at which a quorum was present and acted throughout, adopted the following resolutions, which resolutions remain in full force and effect on the date hereof creating a series of 150,000 shares of Preferred Stock having a par value of $0.01 per share, designated as Series A Junior Preferred Stock (the “Series A Preferred Stock”), out of the total number of five million (5,000,000) shares of preferred stock of the par value of $0.01 per share (the “Preferred Stock”) authorized by the Certificate:

RESOLVED that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Certificate, the Board of Directors does hereby create, authorize and provide for the issuance of the Series A Preferred Stock having the voting powers, designation, relative, participating, optional and other special rights, preferences, and qualifications, limitations and restrictions thereof that are set forth as follows:

1.                                      Designation and Amount. The shares of such series shall be designated as “Series A Junior Preferred Stock” (“Series A Preferred Stock”) and the number of shares constituting such series shall be 150,000, which number may be increased or decreased by resolution of the Board of Directors from time to time; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

2.                                      Dividends and Distributions.

2.1                               Dividend and Distribution Preference. Subject to the rights of the holders of any shares of any other class or series of Preferred Stock or any other securities of the Company ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, each holder of one-hundredth (1/100) of a share (a “Unit”) of Series A Preferred Stock shall be entitled in preference to the holders of Common Stock and other junior stock to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose, (i) quarterly dividends payable in cash on the last day of February, May, August and November in each year (each such date being a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of such Unit, in an amount per Unit (rounded to the nearest cent) equal to the greater of (i) $1.00 or (ii) subject to the provision for adjustment hereafter set forth, (A) an amount in cash equal to the aggregate per share amount of all cash dividends, and (B) an amount in kind equal to the aggregate per share amount of all non-cash dividends or other distributions (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock, by reclassification or otherwise), in either of cases (A) or (B) declared on shares of Common Stock since the immediately preceding Quarterly Dividend Payment Date, or with respect to the first Quarterly Dividend Payment Date, since the first issuance of a Unit of Series A Preferred Stock. In the event that the Company shall at any time after January *, 1993 (the “Rights Declaration Date”) (x) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (y) subdivide outstanding shares of Common Stock or (z) combine outstanding shares of Common Stock into a smaller number of shares, then in each such case the amount to which the holder of a Unit of Series A Preferred Stock was entitled immediately prior to such event pursuant to the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

3.                                      Voting Rights. The holders of Units of Series A Preferred Stock shall have the following voting rights:

3.1                               General Subject to the provision for adjustment hereinafter set forth, each Unit of Series A Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Company. In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the number of votes per Unit to which holders of Units of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

3.2                               Voting Together on General Matters. Except as otherwise provided herein or by law, the holders of Units of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

3.3                               Right to Separately Elect Directors.

(i)                                     If at any time dividends on any Units of Series A Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, then during the period (a “Default Period”) from the occurrence of such event until such time as all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all Units of Series A Preferred Stock then outstanding shall have been declared and paid or set apart for payment, all holders of Units of Series A Preferred Stock, voting separately as a class, shall have the right to elect two Directors.

(ii)                                  During any Default Period, such voting rights of the holders of Units of Series A Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3.3 or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting rights nor any right of the holders of Units of Series A Preferred Stock to increase, in certain cases, the authorized number of Directors may be exercised at any meeting unless one-third of the outstanding Units of Preferred Stock shall be present at such meeting in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Units of Series A Preferred Stock of such rights. At any meeting at which the holders of Units of Series A Preferred Stock shall exercise such voting rights initially during an existing Default Period, they shall have the right, voting separately as a class, to elect Directors to fill up to two vacancies in the Board of Directors, if any such vacancies may then exist, or, if such right is exercised at an annual meeting, to elect two Directors. If the number that may be so elected at any special meeting does not amount to the required number, the holders of the Series A Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of Units of Series A Preferred Stock shall have exercised their right to elect Directors during any Default Period, the number of Directors shall not be increased or decreased except as approved by a vote of the holders of Units of Series A Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to the Series A Preferred Stock.

(iii)                               Unless the holders of Series A Preferred Stock shall, during an existing Default Period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than 25% of the total number of Units of Series A Preferred Stock outstanding may request, the calling of a special meeting of the holders of Units of Series A Preferred Stock, which meeting shall thereupon be called by the Secretary of the Company. Notice of such meeting and of any annual meeting at which holders of Units of Series A Preferred Stock are entitled to vote pursuant to this clause (iii) of Section 3.3 shall be given to each holder of record of Units of Series A Preferred Stock by mailing a copy of such notice to such person at such person’s last address as the same appears on the books of the Company. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than 25% of the total number of outstanding Units of Series A Preferred Stock. Notwithstanding the provisions of this clause (iii) of Section 3.3, no such special meeting shall be called during the 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

(iv)                              During any Default Period, the holders of shares of Common Stock, and other classes or series of stock of the Company, if applicable, shall continue to be entitled to elect all the Directors until the holders of

Units of Series A Preferred Stock shall have exercised their right to elect two Directors voting as a separate class, after the exercise of which right (x) the Directors so elected by the holders of Units of Series A Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the Default Period, and (y) any vacancy in the Board of Directors may (except as provided in clause (ii) of Section 3.3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of capital stock that elected the Director whose office shall have become vacant. References in this Section 3.3 to Directors elected by the holders of a particular class of capital stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(v)                                 Immediately upon the expiration of a Default Period, (x) the right of the holders of Units of Series A Preferred Stock as a separate class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Units of Series A Preferred Stock as a separate class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the Certificate or by-laws irrespective of any increase made pursuant to the provisions of clause (ii) of Section 2 (such number being subject, however, to change thereafter in any manner provided by law or in the Certificate or by-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

(vi)                              The provisions of this paragraph (C) shall govern the election of Directors by holders of Units of Preferred Stock during any Default Period notwithstanding any provisions of the Certificate to the contrary.

3.4                               No Other Separate Voting Rights. Except as set forth herein, holders of Units of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of shares of Common Stock as set forth herein) for taking any corporate action.

4.                                      Certain Restrictions.

4.1                               Distributions on Junior and Parity Stock. Whenever quarterly dividends or other dividends or distributions payable on Units of Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding Units of Series A Preferred Stock shall have been paid in full, the Company shall not:

(i)                                     declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of Junior Stock (as defined in Section 12);

(ii)                                  declare or pay dividends on or make any other distributions on any shares of Parity Stock (as defined in Section 12), except dividends paid ratably on Units of Series A Preferred Stock and shares of all such Parity Stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of such Units and all such shares are then entitled;

(iii)                               redeem or purchase or otherwise acquire for consideration shares of any Parity Stock; provided, however, that the Company may at any time redeem, purchase or otherwise acquire shares of any such Parity Stock in exchange for shares of any Junior Stock; or

(iv)                              purchase or otherwise acquire for consideration any Units of Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such Units.

4.2                               Actions by Subsidiaries. The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under Section 4.1, purchase or otherwise acquire such shares at such time and in such manner.

5.                                      Reacquired Shares. Any Units of Series A Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such Units shall, upon their cancellation, become authorized but unissued Units of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

6.                                      Liquidation, Dissolution or Winding Up.

6.1                               Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, no distribution shall be made (i) to the holders of shares of Junior Stock unless the holders of Units of Series A Preferred Stock shall have received, subject to adjustment as hereinafter provided in Section 6.2, the greater of either (a) $0.01 per Unit plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (b) the amount equal to the aggregate per share amount to be distributed to holders of shares of Common Stock, or (ii) to the holders of shares of Parity Stock, unless simultaneously therewith distributions are made ratably on Units of Series A Preferred Stock and all other shares of such Parity Stock in proportion to the total amounts to which the holders of Units of Series A Preferred Stock are entitled under clause (i) (a) of this sentence and to which the holders of shares of such Parity Stock are entitled, in each case upon such liquidation, dissolution or winding up.

6.2                               Antidilution Adjustment. In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock, or (iii) combine outstanding shares of Common Stock into a smaller number of shares, then in each such case the aggregate amount to which holders of Units of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

7.                                      Consolidation, Merger, etc. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or converted into other stock or securities, cash and/or any other property, then in any such case Units of Series A Preferred Stock shall at the same time be similarly exchanged for or converted into an amount per Unit (subject to the provision for adjustment hereinafter set forth) equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is converted or exchanged. In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock, or (iii) combine outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the immediately preceding sentence with respect to the exchange or conversion of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

8.                                      Redemption. The Units of Series A Preferred Stock shall not be redeemable.

9.                                      Ranking. The Units of Series A Preferred Stock shall rank junior as to the payment of dividends and the distribution of assets to all series of the Preferred Stock and to any other series of preferred stock that hereafter may be issued by the Company, unless the terms of any such series shall provide otherwise.

10.                               Amendment. The Certificate, including, without limitation, this resolution, shall not hereafter be amended, either directly or indirectly, or through merger or consolidation with another corporation, in any manner that would alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding Units of Series A Preferred Stock, voting separately as a class.

11.                               Fractional Shares. The Series A Preferred Stock may be issued in Units or other fractions of a share, which Units or fraction shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

12.                               Certain Definitions. As used herein with respect to the Series A Preferred Stock, the following terms shall have the following meanings:

12.1                        Common Stock. The term “Common Stock” shall mean the class of stock designated as the common stock, [$.01] par value per share, of the Company at the date hereof or any other class of stock resulting from successive changes or reclassification of the common stock.

12.2                        Junior Stock. The term “Junior Stock” (i) as used in Section 4, shall mean the Common Stock and any other class or series of capital stock of the Company hereafter authorized or issued as to which the Series A Preferred Stock has preference or priority as to the payment of dividends and (ii) as used in Section 6, shall mean the Common Stock and any other class or series of capital stock of the Company as to which the Series A Preferred Stock has preference or priority in the distribution of assets on any liquidation, dissolution or winding up of the Company.

12.3                        Parity Stock. The term “Parity Stock” (i) as used in Section 4, shall mean any class or series of stock of the Company hereafter authorized or issued ranking pari passu with the Series A Preferred Stock as to dividends and (ii) as used in Section 6, shall mean any class or series of capital stock ranking pari passu with the Preferred Stock in the distribution of assets or any liquidation, dissolution or winding up.

IN WITNESS WHEREOF, BALLY GAMING INTERNATIONAL, INC. has caused this Certificate to be signed by its Senior Vice President and attested by its Assistant Secretary this 25th day of January, 1993.

BALLY GAMING INTERNATIONAL, INC.

		By:	/s/ Gary J. Simpson
Gary J. Simpson
Senior Vice President, Chief financial Officer and Treasurer

Attest:

By:	/s/ John M. Garner
John M. Garner
Assistant Secretary and Assistant Treasurer

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 03:00 PM 09/14/1995
950209406 – 2271752

CERTIFICATE OF DESIGNATION OF THE VOTING POWERS,

DESIGNATION, PREFERENCES AND RELATIVE, PARTICIPATING,

OPTIONAL OR OTHER SPECIAL RIGHTS AND QUALIFICATIONS,

LIMITATIONS AND RESTRICTIONS OF THE SERIES B

JUNIOR PREFERRED STOCK

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

We, Richard Gillman, Chairman of the Board, and Neil Jenkins, Secretary, of BALLY GAMING INTERNATIONAL, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DO HEREBY CERTIFY:

That, pursuant to authority conferred upon the Board of Directors of the Corporation by its Certificate of Incorporation (the “Certificate”), and, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, at a duly called meeting held on September 11, 1995, at which a quorum was present and acted throughout, adopted the following resolutions, which resolutions remain in full force and effect on the date hereof creating a series of 300,000 shares of Preferred Stock having a par value of $0.01 per share, designated as Series B Junior Preferred Stock (the “Series B Preferred Stock”), out of the total number of five million (5,000,000) shares of preferred stock of the par value of $0.01 per share (the “Preferred Stock”) authorized by the Certificate:

RESOLVED that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Certificate, the Board of Directors does hereby create, authorize and provide for the issuance of the Series B Preferred Stock having the voting powers, designation, relative, participating, optional and other special rights, preferences, and qualifications, limitations and restrictions thereof that are set forth as follows:

Section 1.      Designation and Amount. The shares of such series shall be designated as “Series B Junior Preferred Stock” and the number of shares constituting such series shall be 300,000.

Section 2.         Dividends and Distributions.

(A)                               Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series B Preferred Stock with respect to dividends, if any, the holders of shares of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of January, April, July and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $. 10 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of common stock or a subdivision of the outstanding shares of common stock (by reclassification or otherwise), declared on the common stock, par value $.01 per share, of the Corporation (the “Common Stock”) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time after September 11, 1995 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock into a greater number of shares, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)                               The Corporation shall declare a dividend or distribution on the Series B Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

(C)                               Dividends shall begin to accrue and be cumulative on outstanding shares of Series B Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series B Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such

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shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

Section 3.         Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A)                               Subject to the provisions for adjustment hereinafter set forth, each share of Series B Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock into a greater number of shares, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)                               Except as otherwise provided herein or by law, the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C)                               Except as set forth herein, holders of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4.         Certain Restrictions.

(A)                               Whenever quarterly dividends or other dividends or distributions payable on the Series B Preferred Stock, as provided in Section 2 hereof, are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)                  declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock;

(ii)               declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except dividends paid ratably on the

3

Series B Preferred Stock and all such parity stock on which dividends are payable, or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)            redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B Preferred Stock; or

(iv)           purchase or otherwise acquire for consideration any shares of Series B Preferred Stock, or any shares of stock ranking on a parity with the Series B Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B)                               The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5.         Reacquired Shares. Any shares of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6.         Liquidation, Dissolution or Winding Up. (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock unless, prior thereto, the holders of Shares of Series B Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series B Liquidation Preference”). Following the payment of the full amount of the Series B Liquidation Preference, no additional distributions shall be made to the holders of shares of Series B Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series B Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as stock splits,

4

stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series B Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Preferred Stock and Common Stock, respectively, holders of Series B Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(B)                               In the event, however, that there are not sufficient assets available to permit payment in full of the Series B Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series B Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(C)                               In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock into a greater number of shares, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7.         Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series B Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock into a greater number of shares, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8.         No Redemption. The shares of Series B Preferred Stock shall not be redeemable.

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Section 9.         Ranking. The Series B Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

Section 10.     Amendment. The Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series B Preferred Stock, voting separately as a class.

Section 11.  Emotional Shares. Series B Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holders, fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Preferred Stock.

IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 12 day of September, 1995.

/s/ Richard Gillman
Richard Gillman, Chairman of the Board

Attest:

/s / Neil Jenkins
Neil Jenkins, Secretary

6

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 12:25 PM 06/18/1996
960177191 - 2271752

CERTIFICATE OF MERGER

OF

BGII ACQUISITION CORP.

(a Delaware corporation)

INTO

BALLY GAMING INTERNATIONAL, INC.

(a Delaware corporation)

(Pursuant to Section 251 of
the General Corporation Law of the State of Delaware)

The undersigned corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1.                                      The name and state of incorporation of each of the constituent corporations (the “Constituent Corporations”) to the merger (the “Merger”) is as follows:

Name	State of Incorporation

Bally Gaming International, Inc.	Delaware
BGII Acquisition Corp.	Delaware

2.                                      An Agreement and Plan of Merger, dated October 18, 1995 among the Constituent Corporations and the other party thereto, as amended by the Amendment thereto, dated as of January 23, 1996, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251(c) of the General Corporation Law of the State of Delaware.

3.                                      The name of the surviving corporation of the Merger is Bally Gaming International, Inc. (the “Surviving Corporation”).

4.                                      The Certificate of Incorporation of the Surviving Corporation shall be its Certificate of Incorporation.

5.                                      The executed Agreement and Plan of Merger and Amendment thereto are on file at the principal place of business of the Surviving Corporation. The address of the principal place of business of the Surviving Corporation is 6601 S. Bermuda Road, Las Vegas, Nevada 89119.

6.                                      A copy of the Agreement and Plan of Merger and Amendment thereto will be furnished by the Surviving Corporation, on request and without cost to any stockholder of either Constituent Corporation.

IN WITNESS WHEREOF, this Certificate of Merger has been executed by Scott Schweinfurth, Senior Vice President, Chief Financial Officer and Treasurer of Bally Gaming International, Inc. as of the 18th day of June, 1996.

BALLY GAMING INTERNATIONAL, INC.

/s/ Scott Schweinfurth
Scott Schweinfurth
Senior Vice President, Chief Financial Officer and Treasurer

2

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 04:30 PM 03/10/1997
971078240 - 2271752

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

BALLY GAMING INTERNATIONAL, INC.

Under Section 242 of the General Corporation Law

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “GCL”), the undersigned corporation (this “Corporation”) does hereby certify:

FIRST:                                That the Board of Directors of this Corporation unanimously adopted the following resolution proposing and declaring advisable an amendment to the Certificate of Incorporation of this Corporation:

RESOLVED, That Article FOURTH of the Certificate of Incorporation of the Corporation be amended to read in its entirety as follows:

“(A)               The aggregate number of shares of capital stock which the Corporation is authorized to issue is Three Thousand (3,000) shares of common stock having a par value of one cent ($.01) per share.

(B)                     Each share of Common Stock shall be equal to every other share of common stock in every respect and shall entitle the holders thereof to one vote for each share upon all matters upon which the stockholders have the right to vote.

(C)                     The Corporation may issue shares of its common stock from time to time for such consideration (not less than the par value thereof) as may be fixed from time to time by the Board. Any and all shares so issued, for which such consideration has been paid or delivered to the Corporation, shall be deemed fully paid shares and shall not be liable to any further call or assessments thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.”

SECOND:                 That the sole stockholder of this Corporation has adopted the amendment in accordance with Section 242 of the GCL.

THIRD:                           That the amendment was duly adopted in accordance with the applicable provisions of Section 242 of the GCL.

IN WITNESS WHEREOF, this Corporation has caused this certificate to be signed by Steve Greathouse, its Presdient this 20 day of September, 1996.

BALLY GAMING INTERNATIONAL, INC

By:	/s/ Steve Greathouse
	Name:	Steve Greathouse
	Title:	President

2

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:53 PM 07/03/2012
FILED 01:31 PM 07/03/2012
SRV 120803723 - 2271752 FILE

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

AND OF REGISTERED AGENT

OF

BALLY GAMING INTERNATIONAL, INC.

It is hereby certified that:

1.               The name of the corporation (hereinafter called the “corporation”) is:

BALLY GAMING INTERNATIONAL, INC.

2.               The registered office of the corporation within the State of Delaware is hereby changed to 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle.

3.               The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.

4.               The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on June 22, 2012

/s/ Maureen Cathell
Name:	Maureen Cathell
Title:	Vice President